Exhibit 5.1

YIGAL ARNON & CO.
LAW FIRM
1 Azrieli Center
Tel Aviv 6702101

September 8, 2015

Medigus Ltd.
Omer Industrial Park, No. 7A
P.O. Box 3030, Omer 8496500
Israel

Dear Sir and Madam:

We have acted as Israeli counsel for Medigus Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering 20,000,000 of its Ordinary Shares, par value New Israeli Shekel 0.01 per share (the “Award Shares”), that may be issued pursuant to options, restricted shares or restricted stock units that have been, or may hereafter be, granted pursuant to the 2013 Share Option and Incentive Plan (the “Plan”).

In connection with this opinion, we have examined copies of the Articles of Association of the Company, as amended, and such corporate records, instruments, and other documents relating to the Company and such matters of Israeli law as we have considered necessary or appropriate for the purpose of rendering this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. In addition, we have assumed the truth of all facts communicated to us by the Company, and we have also assumed that all consents, minutes and protocols of meetings of the Company’s board of directors and shareholders meetings of the Company which have been provided to us are true, accurate and have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws. In addition, we have assumed that in connection with the issuance of Shares under the Plan, the Company will either (i) receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance, or (ii) otherwise act as required pursuant to the Israeli Companies Law 5799-1999 to record on the Company’s balance sheet under shareholder’s equity, the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing and in reliance thereon, we are of the opinion that the Award Shares have been duly authorized for issuance (subject to individual grants being properly approved under applicable Israeli law) and, when issued in conformance with the terms and conditions of the Plan (including payment of the exercise price provided for therein), will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Yigal Arnon & Co.